UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934
                               (Amendment No. ___)


                         Metromedia Fiber Network, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                      Class A Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   591689 10 4
     -----------------------------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent of less of such class.) (See rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.                             13G                      PAGE 2 OF 8 PAGES
          ------------------


     1     NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Peter Sahagen

     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
     3     SEC USE ONLY


     4     CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.


           NUMBER OF       5    SOLE VOTING POWER
                                1,104,030 (includes 1,104,030 shares of Class A
            SHARES              Common Stock owned by Sahagen Consulting Group,
                                L.L.C., a Delaware limited liability group of
         BENEFICIALLY           which Mr. Sahagen is a principal)

           OWNED BY        6    SHARED VOTING POWER
                                0
             EACH
                           7    SOLE DISPOSITIVE POWER
          REPORTING             1,104,030 (includes 1,104,030 shares of Class A
                                Common Stock owned by Sahagen Consulting Group,
            PERSON              L.L.C., a Delaware limited liability group of
                                which Mr. Sahagen is a principal)
             WITH
                           8    SHARED DISPOSITIVE POWER
                                0


    9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,104,030 (includes 1,104,030 shares of Class A Common Stock owned by Sahagen Consulting Group, L.L.C., a Delaware limited liability group of which Mr. Sahagen is a principal)

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*


    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           6.3%

    12     TYPE OF REPORTING PERSON*

           IN

                               Page 2 of 8 Pages

CUSIP NO.                             13G                      PAGE 3 OF 8 PAGES
          ------------------


     1     NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Sahagen Consulting Group, L.L.C.

     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
     3     SEC USE ONLY


     4     CITIZENSHIP OR PLACE OF ORGANIZATION

           Florida


           NUMBER OF       5    SOLE VOTING POWER
                                1,104,030
            SHARES
                           6    SHARED VOTING POWER
         BENEFICIALLY           0

           OWNED BY        7    SOLE DISPOSITIVE POWER
                                1,104,030
        EACH REPORTING
                           8    SHARED DISPOSITIVE POWER
         PERSON WITH            0


    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,104,030

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*


    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           6.3%

    12     TYPE OF REPORTING PERSON*

           CO

Page 3 of 8 Pages

ITEM 1

         (A)      NAME OF ISSUER

                           Metromedia Fiber Network, Inc.

         (B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                           110 East 42nd Street
                           Suite 1502
                           New York, New York 10017


ITEM 2

         (A)      NAME OF PERSON FILING

                           Peter Sahagen

                           Sahagen Consulting Group, L.L.C.

         (B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                           3590 South Ocean Boulevard
                           South Palm Beach, FL  33480


         (C)      CITIZENSHIP

                           Peter Sahagen -- U.S.A.

                           Sahagen Consulting Group, L.L.C. -- Delaware

         (D)      TITLE OF CLASS OF SECURITIES

                           Class A Common Stock, $.01 par value

         (E)      CUSIP NUMBER

                           591689 10 4


ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  (a)[ ] Broker or Dealer registered under Section 15 of the Act

                  (b)[ ] Bank as defined in section 3(a)(6) of the Act

                  (c)[ ] Insurance Company as defined in section 3(a)(19) of the
                         Act

                  (d)[ ] Investment Company registered under section 8 of the
                         Investment Company Act

                  (e)[ ] Investment Adviser registered under section 203 of the
                         Investment Advisers Act of 1940

                                Page 4 of 8 Pages

                  (f)[ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss. 240.13d-1(b)(1)(ii)(F)

                  (g)[ ] Parent Holding Company, in accordance with ss.
                         240.13d-1(b)(ii)(G) (Note: See Item 7)

                  (h)[ ] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(H)


ITEM 4            OWNERSHIP


                  See responses to Items 5, 6, 7, 8, 9, and 11 of Cover Pages.


ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [ ]

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable


ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Peter Sahagen

                  Sahagen Consulting Group

ITEM 9            NOTICE OF DISSOLUTION OF GROUP

                  Not applicable

ITEM 10           CERTIFICATION

                           By signing below the I certify that, to the best of
                  my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                Page 5 of 8 Pages

                                    SIGNATURE
                                    ---------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                    February 13, 1998
                                    -----------------
                                          Date



                                    /s/ Peter Sahagen
                                    -----------------
                                    Peter Sahagen



                                    SAHAGEN CONSULTING GROUP, L.L.C.


                                    By: /s/ Peter Sahagen
                                        -----------------
                                        Peter Sahagen
                                        Principal



                                Page 6 of 8 Pages

INDEX TO EXHIBITS


Exhibit No.                Description

99.1                       Joint Filing Agreement dated as of February 12, 1998




                                Page 7 of 8 Pages